ITEM 5.           OTHER EVENTS AND REQUIRED FD DISCLOSURE

       All outstanding capital stock of FGIC Securities Purchase, Inc. is owned by FGIC Holdings, Inc., a Delaware corporation. Immediately prior to March 31, 2003, FGIC Holdings, Inc. was a wholly owned subsidiary of General Electric Capital Corporation, a New York corporation, the ultimate parent of which is General Electric Company.

       General Electric Capital Corporation established a new subsidiary, GEI, Inc., a Delaware corporation, to serve as a holding company for certain of its insurance operations. Effective as of March 31, 2003, General Electric Capital Corporation contributed to GEI, Inc. all of the common stock of, inter alia, FGIC Holdings, Inc. GEI, Inc. indirectly acquired control of FGIC Securities Purchase, Inc. as a result of General Electric Capital Corporation's contribution of the common stock of FGIC Holdings, Inc. to GEI, Inc.

       No third party has obtained any direct or indirect ownership of FGIC Securities Purchase, Inc. pursuant to these transactions, nor has any change of control occurred.